UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.             )

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Filed by a Party other than the Registrant   ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material under to §240.14a-12

Montage Resources Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONTAGE RESOURCES CORPORATION

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

April 28, 2020

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Montage Resources Corporation:

Notice is hereby given that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Montage Resources Corporation (the “Company”) will be held on Friday, June 19, 2020 at 10:00 a.m. Central Daylight Time, at the Company’s principal executive office building located at 122 West John Carpenter Freeway, 1st Floor Conference Center, Irving, Texas 75039.  The Annual Meeting is being held for the following purposes:

1.	To elect the members of the Company’s Board of Directors to serve until the Company’s 2021 annual meeting of stockholders;
2.	To approve, on an advisory basis, the 2019 compensation of our named executive officers;
3.	To approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation;
4.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020; and
5.	To transact other such business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

These proposals are described in the accompanying proxy statement.  The Board of Directors has fixed the close of business on April 22, 2020, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.  Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.  The stock transfer books will not be closed.  A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each stockholder.  On or about May 4, 2020, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to submit your proxy so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Annual Meeting.  You can vote your shares via the Internet, by a toll-free telephone call, or by properly completing, signing and returning a hard copy of the proxy card, which can be requested by following the instructions on the Notice of Internet Availability of Proxy Materials.  If you attend the Annual Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your proxy card.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers, banks, or other nominees will not have discretion to vote your shares on the election of directors, the proposal to approve, on an advisory basis, the 2019 compensation of our named executive officers or the proposal to approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation. We encourage you to provide voting instructions to your broker, bank, or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Although we are currently planning on holding our Annual Meeting in person, we are sensitive to concerns and developments relating to the novel coronavirus (COVID-19) and how they may affect our Annual Meeting.  If we determine it is not possible or advisable to hold our Annual Meeting as currently proposed, we will publicly announce, through a press release and the filing of additional soliciting materials with the Securities and Exchange Commission,  alternative arrangements for the meeting, which may include additional procedures or limitations on meeting attendees, holding the meeting in a different location or on a different date or holding the meeting solely by means of remote communication (i.e., a virtual-only annual meeting).  Please monitor our website at ir.montageresources.com for updated information.

If you are planning to attend our Annual Meeting, please check our website prior to the meeting date.  If we determine to hold our Annual Meeting by remote communication, we will provide information regarding how our stockholders may listen live, submit questions and vote at the Annual Meeting.  In addition, a list of our stockholders of record will be made available electronically during the meeting.  Please be sure to retain the 16-digit number included on your proxy card, voting instruction form or notice in order to verify your identity in the event we hold the Annual Meeting by remote communication.

By Order of the Board of Directors,

Paul M. Johnston Executive Vice President, General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2020

This Notice of Annual Meeting and Proxy Statement and our 2020 Annual Report to Stockholders are available on our website at ir.montageresources.com under the “Annual Reports & Proxy Statements” section of the “Financial Information” tab.

The information on our website is not incorporated by reference into this Proxy Statement.

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the Annual Meeting.

MONTAGE RESOURCES CORPORATION

122 West John Carpenter Freeway, Suite 300

Irving, Texas 75039

PROXY STATEMENT

2020 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Montage Resources Corporation for use at the Montage Resources Corporation 2020 Annual Meeting of Stockholders (the “Annual Meeting”). In this Proxy Statement, references to “Montage Resources,” the “Company,” “we,” “us,” “our” and similar expressions refer to Montage Resources Corporation, unless the context or a particular reference provides otherwise.  The Board requests your proxy for the Annual Meeting that will be held on Friday, June 19, 2020 at 10:00 a.m. Central Daylight Time at the Company’s principal executive office building located at 122 West John Carpenter Freeway, 1st Floor Conference Center, Irving, Texas 75039, for the purposes set forth in the accompanying notice and described in this Proxy Statement. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

If you attend the Annual Meeting, you may vote in person.  If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.  Although we are currently planning on holding our Annual Meeting in person, we are sensitive to concerns and developments relating to the novel coronavirus (COVID-19) and how they may affect our Annual Meeting.  If we determine it is not possible or advisable to hold our Annual Meeting as currently proposed, we will publicly announce alternative arrangements for the meeting, as more fully described in our Notice of Annual Meeting.

Brokers are not permitted to vote your shares for non-routine matters, which include the election of directors, the proposal to approve, on an advisory basis, the 2019 compensation of our named executive officers and the proposal to approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation, without your instructions as to how to vote.  Please return your proxy so that your vote can be counted on such matters.

DELIVERY OF PROXY MATERIALS

Mailing Date. The Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) is first being sent to stockholders on or about May 4, 2020.

Stockholders Sharing an Address. Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one Notice of Availability per account, regardless of whether you have the same address as another registered stockholder.

Some banks, brokers, and other record holders have begun the practice of “householding” proxy statements and annual reports.  “Householding” is the term used to describe the practice of delivering a single copy of this Proxy Statement and the Company’s 2019 Annual Report to Stockholders (the “Annual Report”) to any household at which two or more stockholders share an address. This procedure reduces the volume of duplicative information and our printing and mailing costs.  We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy of such documents was delivered.  Any stockholder who would like to receive a separate copy of the Proxy Statement and our Annual Report, now or in the future, should submit this request to Paul M. Johnston, Executive Vice President, General Counsel and Corporate Secretary, at our principal executive offices, 122 West John Carpenter Freeway, Suite 300, Irving, Texas

75039.  Beneficial owners sharing an address who receive multiple copies of this Proxy Statement and our Annual Report and who would like to receive a single copy of such materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Internet Availability of Proxy Materials.  The Notice of Annual Meeting and Proxy Statement, along with the Company’s Annual Report (which includes the Company’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2020), are available on the Company’s website at ir.montageresources.com under the “Annual Reports & Proxy Statements” section of the “Financial Information” tab.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.01 per share, is the only outstanding class of the Company’s securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 22, 2020. As of the record date, 35,809,285 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum. A quorum of stockholders is necessary to transact business at a meeting of stockholders.  The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.  If a quorum is not present, the chairman of the Annual Meeting has the power, at the chairman’s discretion, to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed. Abstentions and broker non-votes (as described below) will be included for purposes of determining whether a quorum is present at the Annual Meeting.

Stockholder List. In accordance with the General Corporation Law of the State of Delaware, the Company will maintain at its corporate offices in Irving, Texas a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Vote Required. Only stockholders of record at the close of business on April 22, 2020 have the right to vote at the Annual Meeting. Assuming the presence of a quorum, the proposals at the Annual Meeting will require the following votes:

•

Directors will be elected by a plurality of all votes cast. This means the director nominees who receive the highest number of votes “FOR” his election at the Annual Meeting will be elected to the Board. You may vote “FOR” or “WITHHOLD” for each director nominee. As a result, there will not be any abstentions on this proposal.  Broker non-votes (as described below) will generally have no effect on the outcome of this proposal because only a plurality of votes is required for the election of directors.

•

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal is required to approve, on a non-binding, advisory basis, the 2019 compensation of the Company’s named executive officers.  You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting on this proposal.  Abstentions will have the same effect as a vote against this proposal and broker non-votes will generally have no effect on the outcome of this proposal.

•

The affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote on the proposal shall be the recommendation of the stockholders with respect to the non-binding, advisory vote on the frequency of future non-binding, advisory votes on the compensation of the Company’s named executive officers.  You will be able to specify one of four options: “ONE YEAR,” “TWO YEARS,”

“THREE YEARS” OR “ABSTAIN.” Abstentions and broker non-votes will generally have no effect on the outcome of this proposal.
•

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the selection of the Company’s independent registered public accounting firm.  You may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting on this proposal. Abstentions are considered to be “present” and “entitled to vote” at the Annual Meeting, and as a result, abstentions will have the same effect as a vote against this proposal. As discussed below, brokers may use their discretion to vote shares of common stock held by them in “street name” for which voting instructions are not submitted with respect to the ratification of the selection of the Company’s independent registered public accounting firm, so no broker non-votes are expected for this proposal.

Broadridge Financial Solutions will tabulate the votes. Neither our Second Amended and Restated Certificate of Incorporation nor our Second Amended and Restated Bylaws (our “Bylaws”) allow for cumulative voting rights.

Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Rule 452 of the rules of the New York Stock Exchange (the “NYSE”) restricts the ability of brokers who are record holders of shares to exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. Brokers are permitted to vote on routine matters if they have not received instructions from the beneficial owners, but they are not permitted to vote on non-routine matters absent instructions from the beneficial owner (resulting in a “broker non-vote”). With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority to vote uninstructed shares in the election of the Company’s directors, the proposal to approve, on an advisory basis, the 2019 compensation of our named executive officers and the proposal to approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation; but such brokers may exercise discretionary authority to vote uninstructed shares with respect to the ratification of the selection of the Company’s independent registered public accounting firm.

Default Voting. A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	“FOR” the election of the persons named in this Proxy Statement as the Board’s nominees for election as directors;
•	“FOR” the proposal to approve, on a non-binding, advisory basis, the 2019 compensation of the Company’s named executive officers;
•	Approval, on a non-binding, advisory basis, of a frequency of every “ONE YEAR” for future advisory votes on named executive officer compensation;
•	“FOR” the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020; and
•

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy.  The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Voting Procedures. If you are a stockholder of record as of the close of business on the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•

By Internet. You may submit a proxy electronically via the Internet by visiting the website listed on the Notice of Availability. Please have the Notice of Availability, the Notice of Annual Meeting and Proxy Statement, and the form of proxy (the “Proxy Materials”) in hand when you log onto the website. Internet voting is available until 11:59 p.m. Eastern Time on June 18, 2020.

•

By Telephone. You may submit a proxy by telephone by calling the toll-free number listed in the Notice of Availability. Please have your Proxy Materials in hand when you call. Telephone voting is available until 11:59 p.m. Eastern Time on June 18, 2020.

•

By Mail. You may request a hard copy proxy card by following the instructions on the Notice of Availability and then vote by submitting a proxy by mail by signing, dating and returning your proxy card in the provided pre-addressed envelope.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting will also be offered to stockholders owning shares through most banks and brokers.

Revoking Your Proxy. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Corporate Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Corporate Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

Solicitation Expenses. The cost of preparing, printing, assembling, and mailing the Proxy Materials and our Annual Report, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our common stock, and other costs of solicitation, will be exclusively borne by us. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock. We have not incurred any solicitation expenses in excess of the amount typical for a solicitation of proxies for a non-contested election of directors. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies personally or by telephone, e-mail, facsimile, or other means, without additional compensation. Wages of regular employees and officers are not considered to be expenses incurred with respect to the solicitation of proxies.

Copies of the Annual Report. Upon written request, we will provide any stockholder, without charge, a copy of our Annual Report. Stockholders should direct requests to Paul M. Johnston, Executive Vice President, General Counsel and Corporate Secretary, at our principal executive offices, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039. Copies of our Form 10-K, and the exhibits thereto, are also available at www.sec.gov, a website maintained by the SEC which contains reports, proxy statements, and other information regarding registrants, including us.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 22, 2020 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

As of April 22, 2020, 35,809,285 shares of our common stock were outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common stock. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.  Unless otherwise noted, the mailing address of each person or entity named in the table below is c/o Montage Resources Corporation, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
5% Stockholders:
EnCap Funds(1)	14,051,904	39.24%
Silver Point Capital, L.P.(2)	2,300,000	6.42%
Directors (who are not named executive officers):
Randall M. Albert(3)	20,241	*
Mark E. Burroughs, Jr.(1), (3)	22,948	*
Eugene I. Davis(3)	16,224	*
Don Dimitrievich(4)	—	*
Richard D. Paterson(3)	20,108	*
D. Martin Phillips(1), (3)	19,848	*
Douglas E. Swanson, Jr.(1), (3)	19,848	*
Robert L. Zorich(1), (3)	19,848	*
Named Executive Officers:
John K. Reinhart(5)	197,049	*
Michael L. Hodges(6)	14,333	*
Oleg E. Tolmachev(7)	97,184	*
Benjamin W. Hulburt(8)	—	*
Matthew R. DeNezza(8)	—	*
All Directors and Executive Officers as a Group (14 individuals)(9)	535,229	1.49%

* Less than 1%

(1)

EnCap Energy Capital Fund VIII, L.P. (“EnCap Fund VIII”) owns directly 3,979,173 shares of common stock, EnCap Energy Capital Fund VIII Co-Investors, L.P. (“EnCap Fund VIII Co-Invest”) owns directly 2,694,673 shares of common stock, EnCap Energy Capital Fund IX, L.P. (“EnCap Fund IX”) owns directly 4,856,485 shares of common stock, and TPR Residual Assets, LLC (“TPR Residual”) owns directly 2,521,573 shares of common stock. TPR Residual is member-managed by EnCap Fund IX.  EnCap Partners GP, LLC (“EnCap Partners GP”) is the sole general partner of EnCap Partners, LP, which is the managing member of EnCap Investments Holdings, LLC, which is the sole member of EnCap Investments GP, L.L.C., which is the sole general partner of EnCap Investments L.P. EnCap Investments L.P. is the sole general partner of EnCap Equity Fund VIII GP, L.P. (“EnCap Fund VIII GP”) and EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”). EnCap Fund VIII GP is the sole general partner of each of EnCap Fund VIII and EnCap Fund VIII Co-Invest. EnCap Fund IX GP is the sole general partner of EnCap Fund IX. The principal business address for the foregoing persons is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002. Messrs. Burroughs, Phillips, Swanson and Zorich serve in various functions and capacities for EnCap Partners GP.  Please see Messrs. Burroughs’, Phillips’ and Swanson’s biographical information under “Directors and Executive Officers—Biographical Information.”

(2)

Based solely on a Schedule 13G filed with the SEC on February 14, 2020.  According to the Schedule 13G, Silver Point Capital, L.P. (“Silver Point”) has sole voting and sole dispositive power over 2,300,000 shares of common stock.  The Schedule 13G was jointly filed by Silver Point, Mr. Edward A. Mulé and Mr. Robert J. O’Shea with respect to the ownership of shares of common stock by Silver Point Capital Fund, L.P. (the “Onshore Fund”) and Silver Point Capital Offshore Master Fund, L.P. (the “Offshore Fund”).  Silver Point is the investment manager of the Onshore Fund and the Offshore Fund.  Silver Point Capital Management, LLC (“Silver Point Management”) is the general partner of Silver Point.  Each of Mr. Mulé and Mr. O’Shea is a member of Silver Point Management.  Silver Point’s principal business address is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(3)	Includes 6,666 shares of restricted common stock.
(4)

Mr. Dimitrievich is a Managing Director at HPS Investment Partners, LLC (“HPS”).  HPS and its managed funds and accounts own or control approximately 919,864 shares of our common stock, representing approximately 2.57% of our shares of common stock outstanding as of April 22, 2020.

(5)

Includes 167,049 shares of common stock held by The Reinhart Family Living Trust, which is controlled by Mr. Reinhart; and 30,000 shares of common stock underlying restricted stock units that are scheduled to vest on June 18, 2020.

(6)	Includes 13,333 shares of common stock underlying restricted stock units that are scheduled to vest on June 18, 2020.
(7)	Includes 26,719 shares of restricted common stock and 13,000 shares of common stock underlying restricted stock units that are scheduled to vest on June 18, 2020.
(8)

Based on the information and records currently in the possession of the Company.  In connection with the consummation of the Company’s business combination transaction with Blue Ridge Mountain Resources, Inc. (“Blue Ridge”), on February 28, 2019, Benjamin W. Hulburt resigned as the Company’s Chairman, President and Chief Executive Officer and Matthew R. DeNezza resigned as the Company’s Executive Vice President and Chief Financial Officer. The Company’s business address is not Mr. Hulburt’s or Mr. DeNezza’s mailing address.

(9)	These persons represent the Company’s current directors and executive officers and do not include the named executive officers who resigned on February 28, 2019.

ITEM ONE:  ELECTION OF DIRECTORS

The Board has nominated the seven individuals named below for election as directors of the Company, each of whom is presently a member of the Board.  If elected, each of the nominees will hold office for a one-year term expiring at the Company’s 2021 annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

Randall M. Albert

Mark E. Burroughs, Jr.

Don Dimitrievich

Richard D. Paterson

D. Martin Phillips

John K. Reinhart

Douglas E. Swanson, Jr.

Biographical information of our nominees is contained in “Directors and Executive Officers” below.

Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected.  The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee selected by the Board.

On March 5, 2020, Eugene I. Davis and Robert L. Zorich, who are currently directors of the Company, notified the Board that they would not stand for re-election as directors of the Company at the end of their current terms, which will expire at the Annual Meeting. Accordingly, the Board did not nominate Mr. Davis or Mr. Zorich for re-election as a director of the Company at the Annual Meeting and, effective as of the date of the Annual Meeting, reduced the size of the Board from nine to seven directors.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

Director Nominees and Executive Officers

Unless otherwise directed in your proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following nominees as a member of the Board, each to hold office for a one-year term expiring at the Company’s 2021 annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal. The director nominees listed below are presently members of the Board.

Name	Age	Position(s) with Montage Resources Corporation
Director Nominees:
Randall M. Albert	62	Director (Chairman)
Mark E. Burroughs, Jr.	44	Director
Don Dimitrievich	48	Director
Richard D. Paterson	69	Director
D. Martin Phillips	66	Director
John K. Reinhart	51	Director, President and Chief Executive Officer
Douglas E. Swanson, Jr.	48	Director
Non-Director Executive Officers:
Michael L. Hodges	41	Executive Vice President and Chief Financial Officer
Oleg E. Tolmachev	44	Executive Vice President and Chief Operating Officer
Matthew H. Rucker	34	Executive Vice President, Resource Planning and Development
Paul M. Johnston	65	Executive Vice President, General Counsel and Corporate Secretary
Timothy J. Loos	40	Senior Vice President - Accounting and Finance

Biographical Information

Set forth below is the background, business experience, attributes, qualifications, and skills of the Company’s director nominees and executive officers. Executive officers serve at the discretion of the Board.

Director Nominees

Randall M. Albert has served as a member of our Board since June 2014 and as Chairman of the Board since December 2019. Mr. Albert served as the Chief Operating Officer of the Gas Division of CONSOL Energy Inc., a producer of coal and natural gas (“CONSOL”), from 2010 until January 2014. From 2005 until 2010, he was the operational leader of CONSOL’s gas business in Northern Appalachia. Mr. Albert began working for CONSOL in 1979 and was selected to lead the operation of its coalbed methane gas business in Southern Appalachia in 1985. He is a board member of Wellsite Fishing and Rentals, and an Advisory Board member to Gas Field Services and Black Bay Energy Capital and served as a founding advisory member of the board and chairman of the Marcellus Shale Coalition. Additionally, he currently serves on the advisory board for the Virginia Tech Mining Engineering Department. Mr. Albert is a Registered Professional Engineer in Virginia and West Virginia and holds a B.S. degree in Mining Engineering from Virginia Polytechnic Institute and State University, where in 2016 Mr. Albert was inducted into the Academy of Engineering Excellence, the highest honor bestowed on College of Engineering graduates at Virginia Tech.

We believe that Mr. Albert should continue to serve as a member of the Board due to his substantial executive and operational experience within the natural gas industry, particularly with respect to the Appalachia Basin.

Mark E. Burroughs, Jr. has served as a member of our Board since January 2011. He currently serves as a Managing Director of EnCap. Prior to joining EnCap in March 2007, Mr. Burroughs spent four years working in UBS Investment Bank’s Global Energy Group. Prior to joining UBS Investment Bank, Mr. Burroughs spent three years at Sanders Morris Harris, Inc., an investment banking firm in Houston, Texas. He received an M.B.A. from the Jesse H.

Jones School of Management at Rice University and a B.A. in Economics from The University of Texas at Austin. Mr. Burroughs serves on the board of several EnCap portfolio companies as well as Frontier Tubular Solutions. He is also a member of the Houston Producers’ Forum and the Independent Petroleum Association of America.

We believe that Mr. Burroughs should continue to serve as a member of the Board due to his extensive experience in the oil and gas exploration and production industry as well as his experience as an investment banker, which will enable Mr. Burroughs to provide the Board with insight and advice on a full range of business, strategic and financial matters.

Don Dimitrievich has served as a member of our Board since the consummation of our business combination transaction with Blue Ridge in February 2019. He previously served as a director of Blue Ridge since May 2016. Mr. Dimitrievich currently is a Managing Director at HPS Investment Partners, LLC and is responsible for the energy and power portfolio. Prior to joining HPS in 2012, Mr. Dimitrievich was a Managing Director of Citi Credit Opportunities, a credit-focused principal investment group. At Citi Credit Opportunities, Mr. Dimitrievich oversaw the energy and power portfolio and invested in mezzanine, special situation and equity co-investments and secondary market opportunities. Prior to joining Citi, Mr. Dimitrievich worked in the New York office of Skadden, Arps, Slate, Meagher & Flom LLP from 1998 to 2004 focusing on energy M&A and capital markets transactions. Mr. Dimitrievich has a law degree Magna Cum Laude from McGill University in Montreal, Canada and earned a chemical engineering degree with Great Distinction from Queen’s University in Kingston, Canada. Mr. Dimitrievich currently serves on the boards of directors of the following companies: Alta Mesa Resources, Inc., Expro International Group Holdings Ltd., Glacier Oil & Gas Corp., Marquis Resources, LLC and Upstream Exploration Holdings LLC.

We believe that Mr. Dimitrievich should continue to serve as a member of the Board because of his substantial mergers and acquisitions, financing and investing experience in the energy and power industry, as well as his previous experience as a director of Blue Ridge.  HPS and its managed funds and accounts own or control approximately 919,864 shares of our common stock, representing approximately 2.57% of our shares of common stock outstanding as of April 22, 2020.

Richard D. Paterson has served as a member of our Board since June 2014. Mr. Paterson retired from PricewaterhouseCoopers LLP, an international network of auditors, tax and business consultants (“PwC”), in June 2011 after 37 years of service. Most recently, he served as PwC’s Global Leader of its Consumer, Industrial Products and Services Practices (comprising the Automotive, Consumer and Retail, Energy, Utilities and Mining, Industrial Products, Pharmaceutical and Health Industries Sectors) and also as Managing Partner of its Houston Office and U.S. Energy Practice. From 2001 to 2010, Mr. Paterson was PwC’s Global Leader of its Energy, Utilities and Mining Practice. From 1997 to 2001, Mr. Paterson led PwC’s Energy Practice for Europe, Middle East and Africa.  During the aforementioned time periods, Mr. Paterson also was responsible for the audits of numerous PwC clients, principally in the energy sector. He began his career with PwC in 1974 and was admitted as a partner of PwC in 1987. Mr. Paterson serves on the board and as a member of the audit committee of Teekay GP L.L.C.  Teekay GP L.L.C. is the general partner of Teekay LNG Partners, L.P., a large independent owner and operator of LNG carriers.  Previously, Mr. Paterson served (i) on the board and as a member of the audit committee, nominating committee and governance and conflicts committees of Teekay Tankers Ltd. until his appointment as a director of Teekay GP L.L.C. on May 29, 2019; (ii) as lead independent director, chair of the governance committee and a member of the audit committee (chairman of audit committee from 2012 to 2015) of Parker Drilling Company until March 26, 2019;  (iii) as a member of the board and as chairman of the audit committee of Tidewater, Inc. until July 31, 2017; and (iv) as a member of the board and chairman of the audit and compliance committee of Saipen Canada, Inc., a non-public company, until September 30, 2017. Mr. Paterson is a former member of the National Association of Corporate Directors.

Mr. Paterson also previously served as a board member of the U.S./Russia Business Council and the U.S. Energy Association. Mr. Paterson received a B.A. in Marketing and an M.B.A. in Accounting from Michigan State University. He is also a Certified Public Accountant.

We believe that Mr. Paterson should continue to serve as a member of the Board due to his extensive knowledge of the energy industry and his substantial expertise in capital markets, corporate governance matters and the preparation and review of financial statements and disclosures.

D. Martin Phillips has served as a member of our Board since January 2011. He currently serves as a Managing Partner of EnCap. Prior to joining EnCap in 1989, Mr. Phillips served as a Senior Vice President in the Energy Banking Group of NationsBank in Dallas, Texas. In his capacity as Manager of the U.S./International Division of NationsBank from 1987 to 1989, he had responsibility for credit commitments to a broad spectrum of energy-related companies. Mr. Phillips began his career in 1978 with Republic Bank and served in various senior energy banking positions, including Vice President and Manager of Republic Bank’s energy loan production office in Denver, from 1980 to 1985, and Senior Vice President and Division Manager in Republic Bank’s Houston office from 1986 to 1987. Mr. Phillips holds M.B.A. and B.S. degrees from Louisiana State University. He is a member of the LSU College of Business Hall of Distinction. Mr. Phillips also attended the Stonier Graduate School of Banking at Rutgers University. Mr. Phillips serves on the board of several EnCap portfolio companies and is a member of the Independent Petroleum Association of America, the American Petroleum Institute and the Houston Producers’ Forum.

We believe that Mr. Phillips should continue to serve as a member of the Board due to his substantial experience with energy companies and investments and broad knowledge of the oil and gas industry.

John K. Reinhart has served as our President and Chief Executive Officer and as a member of our Board since the consummation of our business combination transaction with Blue Ridge in February 2019.  He previously served as President and Chief Executive Officer and a director of Blue Ridge since September 2016. Before joining Blue Ridge, Mr. Reinhart served as Executive Vice President and Chief Operations Officer of Ascent Resources, LLC from September 2014 to April 2016.  He served as Senior Vice President—Operations & Technical Services for Chesapeake Energy Corporation from August 2013 to September 2014, leading over 1,400 employees in support of Chesapeake’s corporate development programs. Prior to that time, he served as Chesapeake’s Vice President—Operations, Eastern Division from February 2009 to August 2013, overseeing Chesapeake’s operations and development activities in the Marcellus and Utica Shales.  Mr. Reinhart joined Chesapeake in 2005 and initially held key positions in engineering and asset management in the Mid-Continent region and also established and managed the corporate Engineering Technology Group, which supported corporate operations as technical advisors specializing in facilities, completions, drilling, artificial lift and chemical optimization. Before joining Chesapeake, Mr. Reinhart worked for Schlumberger from 1994 to 2005, where he held positions of increasing responsibility in technical, operational and leadership roles. Mr. Reinhart graduated from West Virginia University in 1994 with a Bachelor of Science degree in Mechanical Engineering.

We believe that Mr. Reinhart should continue to serve as a member of the Board because of his experience and perspective as the Company’s President and Chief Executive Officer and his extensive leadership and operational experience in the oil and gas exploration and production industry.

Douglas E. Swanson, Jr. has served as a member of our Board since January 2011. He is currently a Managing Partner of EnCap. Prior to joining EnCap in 1999, he was in the corporate lending division of Frost National Bank from 1995 to 1997, specializing in energy related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas from 1994 to 1995. Mr. Swanson serves on the board of Earthstone Energy, Inc. and several EnCap portfolio companies. Mr. Swanson also served on the board of Oasis Petroleum Inc. and its predecessor entities from March 2007 until December 2017.  Mr. Swanson is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association. Mr. Swanson holds a B.A. in Economics and an M.B.A., both from The University of Texas at Austin.

We believe that Mr. Swanson should continue to serve as a member of the Board due to his extensive experience in the oil and gas exploration and production industry, including serving on the boards of public and private oil and gas exploration and production companies, which will enable Mr. Swanson to provide the Board with insight and advice on a full range of business, strategic and governance matters.

Non-Director Executive Officers

Michael L. Hodges has served as our Executive Vice President and Chief Financial Officer since the consummation of our business combination transaction with Blue Ridge in February 2019.  He joined Blue Ridge as Senior Vice President of Finance in September 2018. Prior to joining Blue Ridge, Mr. Hodges served as Chief Financial Officer of PayRock Energy II, LLC (an EnCap portfolio company), an exploration and production company focused on oil and natural gas assets within the Eagle Ford Shale of South Texas, from August 2016 to September

2018. Previously, Mr. Hodges served as Chief Financial Officer of Ward Energy Partners, LLC, a private-equity sponsored business focused on developing liquids-rich assets in the Anadarko Basin of Oklahoma and the DJ Basin of Colorado and Wyoming, from August 2015 to August 2016. Prior to joining Ward Energy Partners, he was Chief Financial Officer of Rex Energy Corporation, a publicly-traded company developing natural resources in the Marcellus Shale of Pennsylvania and the Utica Shale of Ohio, from June 2012 to January 2015. Mr. Hodges began his career in 2001 with Chesapeake Energy Corporation and subsequently worked for SandRidge Energy, Inc. from 2007 to 2012 in various accounting roles of increasing responsibility. Mr. Hodges has approximately 20 years of experience in the upstream oil and gas industry, and his areas of expertise include financial planning and analysis, capital markets, mergers and acquisitions, investor relations and accounting.  He received a B.B.A. in Finance from the University of Oklahoma in 2000 and an M.S. in Energy Management from Oklahoma City University in 2017 and is a Certified Public Accountant in the State of Oklahoma.

Oleg E. Tolmachev has served as our Executive Vice President and Chief Operating Officer since January 1, 2017.  Prior to such time, Mr. Tolmachev served as our Senior Vice President, Drilling & Completions since March 2016.  From February 2013 to February 2016, Mr. Tolmachev served as our Vice President, Drilling & Completions.  Prior to joining Eclipse Resources, from April 2011 to February 2013, Mr. Tolmachev served as the Senior Asset Manager, Utica Shale with Chesapeake Energy Corporation where he was responsible for leading an asset team comprised of land, geology, drilling, resource development and operations for Chesapeake’s Utica Shale projects in Ohio. Prior to joining Chesapeake, from August 2008 to 2011, Mr. Tolmachev held the position of Group Lead Completions, Mid-Continent Business Unit at EnCana Oil and Gas (USA) Inc. where he managed well completions and intervention operations in its Barnett Shale, Deep Bossier and East Texas Haynesville Shale business units. Mr. Tolmachev received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma.

Matthew H. Rucker has served as our Executive Vice President, Resource Planning and Development since the consummation of our business combination transaction with Blue Ridge in February 2019. He previously served as Vice President, Resource Planning and Development of Blue Ridge since November 2016. Prior to joining Blue Ridge, Mr. Rucker served as a Production Superintendent for Chesapeake Energy Corporation from January 2014 to October 2016, overseeing Chesapeake’s Utica Shale production. As a member of Chesapeake’s Eastern Division leadership team, Mr. Rucker focused on the safe and efficient optimization of production in the Utica Shale and led an operating team of over 45 employees. During his service at Chesapeake, Mr. Rucker held several engineering positions in the Marcellus and Utica Shale Asset Teams within reservoir, primarily focused on strategic joint ventures, divestitures, acquisitions and resource development planning. Mr. Rucker graduated with a Bachelor of Science degree in Petroleum Engineering from Marietta College in 2007, where he continues to serve as Chair of the Marietta College Industry Advisory Council. He is a member of the Society of Petroleum Engineers.

Paul M. Johnston has served as our Executive Vice President, General Counsel and Corporate Secretary since the consummation of our business combination transaction with Blue Ridge in February 2019.  He previously served as Senior Vice President and General Counsel of Blue Ridge since June 2010. Mr. Johnston has approximately 40 years of increasing responsibility and management experience in all facets of general corporate, finance, securities, capital markets, mergers and acquisitions and regulatory related legal matters. He is a former partner with the Dallas-based law firm, Thompson & Knight LLP. A 1977 graduate of Texas Tech University, Mr. Johnston received his Juris Doctorate from Texas Tech University in 1980.

Timothy J. Loos has served as the Company’s Senior Vice President – Accounting and Finance since June 2019 and is also the Company’s principal accounting officer. Mr. Loos joined the Company in July of 2014 and previously served as the Vice President of Finance having overseen various areas including Financial Planning and Analysis, Investor Relations and Financial Reporting during his tenure. Prior to joining the Company, Mr. Loos served as Business Specialist for EQT Corporation where he was responsible for developing financial budgets and forecasts, financial analysis and financial modeling. Prior to joining EQT Corporation, from January 2009 to January 2013, Mr. Loos served as the Manager of Gas Accounting for CONSOL Energy, a diversified energy company operating predominantly in the Appalachian Basin. From July 2007 to December 2008, he served as a senior auditor for Deloitte & Touche LLP. From October 2003 to June 2007, he served as senior auditor for UHY LLP. Mr. Loos received a Bachelor of Science degree in Accounting and Finance from John Carroll University and a Masters of Business Administration degree from the University of Pittsburgh, Joseph M. Katz Graduate School of Business. Mr. Loos is a

Certified Public Accountant, having received such designation from the State of Virginia in 2005, and is a member of the American Institute of Certified Public Accountants.

BOARD OF DIRECTORS AND COMMITTEES

Board Leadership Structure

The Board does not have a formal policy addressing whether or not the roles of Chairman and Chief Executive Officer should be separate or combined. The directors serving on the Board possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

At present, the Board has chosen to separate the positions of Chairman and Chief Executive Officer. While the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Board believes that this structure represents the appropriate allocation of roles and responsibilities at this time.  With Mr. Albert’s extensive experience with companies involved in businesses similar to the Company’s business, combined with his leadership qualities, Mr. Albert is well-positioned to lead the Board in its fundamental role of providing advice to and oversight of management.  This allows Mr. Reinhart to focus on our day-to-day business and strategy, meet with investors, and convey management’s perspective to the Board.  Mr. Reinhart works closely with Mr. Albert to identify appropriate topics of consideration for the Board and to plan effective and informative Board meetings.

Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board has affirmatively determined that each of the directors, except John K. Reinhart, has no material relationships with the Company and is independent as defined by the current listing standards of the NYSE.

Executive Sessions

To facilitate candid discussion among the Company’s directors, the non-management directors meet in regularly scheduled executive sessions.  Following his appointment as Chairman of the Board in December 2019, Mr. Albert has presided over these meetings.

Board’s Role in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates, technical risks affecting the Company’s resource base, political risks, and credit and investment risk. The Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges and monitors the development and management of risks that impact the Company’s strategic goals. The Audit Committee of the Board assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company’s systems of financial reporting, auditing, internal controls, and legal and regulatory compliance. At times, a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area involved.  For example, the Compensation Committee of the Board assists the Board in fulfilling its oversight responsibilities by overseeing the Company’s compensation policies and practices.

Attendance at Meetings

Pursuant to the Company’s Corporate Governance Guidelines, directors are encouraged but not required to attend the annual meetings of stockholders. Mr. Michael Jennings, a former Board member, Mr. Albert, Mr. Paterson and Mr. Reinhart each attended the Company’s 2019 annual meeting of stockholders.

The Board held six meetings during 2019.  No director, other than Mr. Phillips, attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served.  Mr. Phillips was unable to attend two of the six meetings of the Board during 2019 because of his prior commitments.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. During 2019, the Audit Committee held four meetings and the Compensation Committee held four meetings.  The Nominating and Governance Committee, which was established on February 28, 2019 in connection with the Company’s business combination transaction with Blue Ridge, did not meet separately from the Board in 2019 and acted by unanimous written consent one time with respect to matters relating to the Company’s 2019 annual meeting of stockholders and certain governance matters.

Committees

Audit Committee

The Audit Committee consists of Messrs. Paterson (Chair), Albert and Dimitrievich, each of whom is independent under the rules of the SEC and the listing standards of the NYSE. As required by the rules of the SEC and listing standards of the NYSE, the Audit Committee consists solely of independent directors. The Board has also determined that each member of the Audit Committee is financially literate, and that Mr. Paterson and Mr. Dimitrievich satisfy the definition of “audit committee financial expert.”

The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We have adopted an Audit Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable NYSE standards. A copy of our Audit Committee Charter is posted on our website at ir.montageresources.com under the “Governance Documents” section of the “Corporate Governance” tab.  The information on our website is not part of this Proxy Statement.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Burroughs (Chair), Albert, Davis and Swanson, each of whom is independent under the rules of the SEC and the listing standards of the NYSE.  On March 5, 2020, Mr. Davis notified the Board that he will not stand for re-election as a director of the Company at the end of his current term, which will expire at the Annual Meeting.  It is anticipated that, effective as of the date of the Annual Meeting, the members of the Compensation Committee will consist of Messrs. Burroughs (Chair), Albert and Swanson.

In 2019, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to review our compensation arrangements for our executive officers and independent directors, including an analysis of both the competitive market and the design of the compensation arrangements. As part of its reports to the Compensation Committee, Meridian evaluated the compensation arrangements of our peer companies and provided competitive compensation data and analysis relating to the compensation of our executive officers and independent directors.

The Compensation Committee reviews, evaluates, and approves the agreements, plans, policies, and programs of the Company to compensate the Company’s executive officers and directors. The Compensation Committee’s goal is to ensure that the Company’s compensation programs are designed to provide a competitive level of compensation to attract and retain talented directors and executives, reward and encourage maximum corporate and individual performance, promote accountability, and assure that the interests of our employees and directors are aligned with the interests of our stockholders. Pursuant to its charter, the Compensation Committee may delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time-to-time under the circumstances.  To the extent necessary, the Compensation Committee or the Board may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are “Non-Employee Directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We have adopted a Compensation Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable NYSE standards. A copy of our Compensation Committee Charter is posted on our website at ir.montageresources.com under the “Governance Documents” section of the “Corporate Governance” tab.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Messrs. Davis (Chair), Paterson and Zorich, each of whom is independent under the rules of the SEC and the listing standards of the NYSE.  On March 5, 2020, Mr. Davis and Mr. Zorich notified the Board that they would not stand for re-election as directors of the Company at the end of their current terms, which will expire at the Annual Meeting.  It is anticipated that, effective as of the date of the Annual Meeting, the members of the Nominating and Governance Committee will consist of Messrs. Swanson (Chair) and Paterson, each of whom is independent under the rules of the SEC and the listing standards of the NYSE.

The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members and recommending nominees for directorship for approval by the Board. The Nominating and Governance Committee takes into account many factors, including, but not limited to: general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of the Company’s business on a technical level; educational and professional background; and principles of diversity that take into account gender, race, ethnicity, background, age, thought and tenure on the Board. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment.  All the persons nominated for election as directors at the Annual Meeting are recommended as nominees by the Nominating and Governance Committee.

The Nominating and Governance Committee will consider any candidates proposed by our stockholders in conformance with the stockholder proposal procedures of our Bylaws or otherwise established by the Company.  The Committee will review and evaluate information available to it regarding candidates proposed by stockholders and will apply the same criteria, and follow substantially the same process in considering them, as it does in considering other candidates. The Nominating and Governance Committee may adopt, and periodically review and revise as it deems appropriate, procedures regarding director candidates proposed by stockholders.

We have adopted a Nominating and Governance Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable NYSE standards. A copy of our Nominating and Governance Committee Charter is posted on our website at ir.montageresources.com under the “Governance Documents” section of the “Corporate Governance” tab.

Available Corporate Governance Materials

The following materials are available on the Company’s website at ir.montageresources.com under the “Governance Documents” section of the “Corporate Governance” tab:

•	Charter of the Audit Committee of the Board;
•	Charter of the Compensation Committee of the Board;
•	Charter of the Nominating and Governance Committee of the Board;

•	Corporate Code of Business Conduct and Ethics; and
•	Corporate Governance Guidelines.

Stockholders may obtain a copy, free of charge, of each of these documents by sending a written request to Montage Resources Corporation, Attention: Investor Relations, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039.  If we amend or grant a waiver of one or more of the provisions of our Corporate Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Corporate Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer and controller by posting the required information on our website at the above address.

Communications with Our Board

Stockholders and other interested parties may communicate with our directors, including our non-management directors, individually or as a group, by writing to Paul M. Johnston, Executive Vice President, General Counsel and Corporate Secretary, at our principal executive offices, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039. Stockholders and other interested parties may submit such communications on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Communication with Directors” and clearly identifying the intended recipient(s) of the communication.

The Company’s General Counsel will review each communication and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the Company’s General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company’s policies or its Corporate Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

This section discusses the material components of our executive compensation program for the individuals who were our “named executive officers” during 2019. As a “smaller reporting company” as defined in Regulation S-K, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to smaller reporting companies.

Named Executive Officers

The following table sets forth our “named executive officers” for 2019.

Name	Principal Position
John K. Reinhart	Director, President and Chief Executive Officer
Michael L. Hodges	Executive Vice President and Chief Financial Officer
Oleg E. Tolmachev	Executive Vice President and Chief Operating Officer
Benjamin W. Hulburt	Former Chairman, President and Chief Executive Officer
Matthew R. DeNezza	Former Executive Vice President and Chief Financial Officer

In connection with the consummation of our business combination transaction with Blue Ridge on February 28, 2019, Benjamin W. Hulburt resigned as the Company’s Chairman, President and Chief Executive Officer and Matthew R. DeNezza resigned as the Company’s Executive Vice President and Chief Financial Officer.

Summary Compensation Table

The following table summarizes information relating to the compensation earned by our named executive officers for services rendered in all capacities during the fiscal years ended December 31, 2019 and 2018.

Name	Year	Salary(1) ($)	Bonus(2) ($)	Equity Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
John K. Reinhart(6)	2019	571,154	—	1,233,900	1,037,475	6,587	2,849,116
(Director, President and Chief Executive Officer)

Michael L. Hodges(6)	2019	338,462	—	548,400	522,580	15,816	1,425,258
(Executive Vice President and Chief Financial Officer)

Oleg E. Tolmachev	2019	385,708	1,339,770	534,690	509,516	118,796	2,888,480
(Executive Vice President and Chief Operating Officer)	2018	360,735	—	650,676	306,625	15,867	1,333,903

Benjamin W. Hulburt	2019	142,852	—	—	—	6,271,093	6,413,945
(Former Chairman, President and Chief Executive Officer)	2018	609,693	—	1,412,547	612,000	30,299	2,664,539

Matthew R. DeNezza	2019	118,861	—	—	—	2,726,312	2,845,173
(Former Executive Vice President and Chief Financial Officer)	2018	388,171	—	747,558	331,194	30,387	1,497,310

(1)	The amounts in this column consist of base salary paid for the fiscal year.
(2)

The amount in this column consists of a retention bonus paid to Mr. Tolmachev pursuant to the terms of a retention bonus agreement entered into on February 28, 2019.  The retention bonus was paid 30% in cash ($401,931) and 70% in the form of an award of restricted common stock of the Company under the Company’s 2014 Long-Term Incentive Plan, as amended ($937,839).  As of April 1, 2020, 50% of the shares of restricted common stock had become vested.  The remaining shares of restricted common stock will vest in equal installments on August 28, 2020 and February 28, 2021, subject to Mr. Tolmachev’s continuing employment through the applicable vesting date. See “—Employment and Retention Agreements” below for more information.

(3)

Amounts shown in the column do not reflect dollar amounts actually received by the named executive officers. Instead, these amounts represent the aggregate grant date fair value of the restricted stock units and performance units granted in the year indicated computed in accordance with ASC Topic 718. The grant date fair value is used to recognize the accounting expense for long-term equity awards. For a discussion of the assumptions made in the valuations reflected in this column, see Note 11 – Stock-Based Compensation to our audited financial statements for the year ended December 31, 2019, which are included in our Annual Report. The grant date fair value of the performance units awarded in 2019 was calculated using a Monte Carlo simulation and assume a target payout. The Monte Carlo model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award.  The aggregate grant date fair value of the restricted stock units and performance units granted to Messrs. Reinhart, Hodges and Tolmachev during 2019 is as follows:

Name	Restricted Stock Units ($)	Performance Units ($)	Total ($)
John K. Reinhart	581,400	652,500	1,233,900
Michael L. Hodges	258,400	290,000	548,400
Oleg E. Tolmachev	251,940	282,750	534,690

In accordance with Instruction 2 to Item 402(n)(2)(v) of Regulation S-K under the Exchange Act, assuming that the highest level of performance conditions of the performance units granted to our named executive officers in 2019 will be achieved (i.e., 150% of the number of units granted), the maximum possible value of the performance units, using our stock price on June 18, 2019 (the grant date of the performance units), is $915,300, $406,800 and $396,630 for Messrs. Reinhart, Hodges and Tolmachev, respectively.

(4)	The amounts in this column consist of amounts earned pursuant to the Company’s annual cash performance-based bonus program for the fiscal year reported, which are paid in the following fiscal year.
(5)

The table below shows the components of “All Other Compensation” for the named executive officers for 2019.  For 2018, includes 401(k) match, health and life insurance benefits, and cell phone allowance.

(6)	Mr. Reinhart and Mr. Hodges became executive officers of the Company on February 28, 2019 in connection with the consummation of our business combination transaction with Blue Ridge.

Fiscal 2019 All Other Compensation Table

Name	401 (k) Plan Employer Matching Contributions(1) ($)	Relocation Reimbursement(2) ($)	Tax Gross-Up Payment(3) ($)	Termination Payments(4) ($)	Total ($)
John K. Reinhart	6,587	—	—	—	6,587
Michael L. Hodges	15,816	—	—	—	15,816
Oleg E. Tolmachev	15,507	78,138	25,151	—	118,796
Benjamin W. Hulburt	2,754	—	—	6,268,339	6,271,093
Matthew R. DeNezza	1,753	—	—	2,724,559	2,726,312

(1)	These amounts represent Company matching contributions to our named executive officers in the Company’s 401(k) savings plan.
(2)	The amount in this column represents reimbursement of certain relocation costs incurred by Mr. Tolmachev in connection with his relocation from State College, Pennsylvania to Texas.
(3)	The amount in this column represents additional amounts paid to Mr. Tolmachev to offset the tax withholding obligations related to his relocation reimbursement.
(4)

These amounts represent termination payments made to Messrs. Hulburt and DeNezza pursuant to their respective separation and release agreements. See “—Additional Narrative Disclosure—Separation and Release Agreements” below for more information.

Narrative Disclosure to Summary Compensation Table

The following describes material features of our named executive officers’ compensation disclosed in the Summary Compensation Table above.

Base Salary

Each named executive officer’s base salary was a fixed component of compensation for each year for performing specific job duties and functions. Effective as of March 1, 2019, we entered into executive employment agreements with Messrs. Reinhart, Hodges and Tolmachev, which set the base salaries for such individuals for the remainder of 2019 at amounts approved by the Compensation Committee based on competitive market compensation data provided by our independent compensation consultant, including the base salaries of executives in our peer group. See “—Employment and Retention Agreements” below for more information.

Non-Equity Incentive Plan Compensation

For 2019, we paid an annual cash performance-based bonus to each of our current named executive officers.  These bonuses were paid in 2020.  The bonus amounts were equal to 154% of Mr. Reinhart’s annual base salary and 131% of the annual base salaries for Mr. Hodges and Mr. Tolmachev as in effect as of December 31, 2019. The Company has historically paid such discretionary annual performance-based bonuses to its officers and employees based on the achievement of certain performance metrics. The performance metrics are set by our Compensation Committee in consultation with executive management.  See “—Employment and Retention Agreements” below for more information.

Employment and Retention Agreements

Effective as of March 1, 2019, we entered into executive employment agreements with Messrs. Reinhart and Hodges and a new executive employment agreement with Mr. Tolmachev. The employment agreements are for an initial term of three years, and automatically extend for an additional one-year renewal term for every year thereafter unless we or the executive gives written notice to the other party that the automatic extension will not occur at least 90 days prior to the end of the initial term, or, if applicable, the then-current renewal term, in each case, unless terminated earlier in accordance with the terms and conditions set forth therein. Pursuant to the terms of the employment agreements, Messrs. Reinhart, Hodges and Tolmachev will (i) receive an annual base salary of $675,000, $400,000, and $390,000, respectively, and (ii) be eligible to receive a discretionary annual performance-based bonus for each year in which such a bonus program is in effect.  Payment of such bonuses is subject to the achievement of certain performance metrics that are set by our Compensation Committee in consultation with executive management.  The achievement of such performance metrics is determined by our Compensation Committee.  The target payout of such bonuses for Messrs. Reinhart, Hodges and Tolmachev under their executive employment agreements is equal to 100%, 85%, and 85%, respectively, of their base salaries. The base salaries and the annual performance-based bonus percentages may be increased by the Board or a designated committee thereof in its discretion but may not be decreased without the executive’s written consent.

The employment agreements also contain non-solicitation, non-competition and confidentiality covenants on behalf of the executives in favor of us. In addition, any amounts payable to the executives under the employment agreements will be subject to the compensation recoupment (“clawback”) policy of the Company, as in effect from time to time. See “—Additional Narrative Disclosure—Employment, Severance or Change of Control Agreements” below for a description of the severance benefits payable to the executives under their respective employment agreements.

On February 28, 2019, in connection with the consummation of our business combination transaction with Blue Ridge, we entered into a retention bonus agreement with Mr. Tolmachev. The retention bonus agreement provides for a retention period of two years following the date of the agreement. Pursuant to the terms of the retention bonus agreement, we provided Mr. Tolmachev a retention bonus totaling $1,339,770. Thirty percent of the retention bonus was paid to Mr. Tolmachev as a lump sum cash payment, subject to applicable taxes and withholdings, and 70% of the retention bonus was provided to Mr. Tolmachev in the form of an award of our restricted common stock under our 2014 Long-Term Incentive Plan, as amended, valued at the closing price of our common stock on the NYSE on February 28, 2019, adjusted proportionately to reflect the 15-to-1 reverse stock split of our common stock that was effected on that date. Pursuant to the terms of the retention bonus agreement, if (i) Mr. Tolmachev resigns from employment with us, for any reason, prior to the last day of the retention period or (ii) we terminate Mr. Tolmachev’s employment with us for “Cause” (as such term is defined in Mr. Tolmachev’s employment agreement) prior to the last day of the retention period, Mr. Tolmachev must repay to us the cash portion of his retention bonus in a pro-rata amount reflecting the number of days he was employed by us during the retention period.

We entered into a restricted stock award agreement with Mr. Tolmachev to memorialize the equity portion of the retention bonus. Pursuant to the terms of the restricted stock award agreement, 25% of the shares of restricted common stock awarded to Mr. Tolmachev vest on each of the six-month, 12-month, 18-month and 24-month anniversaries of the date of the award, subject to Mr. Tolmachev’s continuing employment through the applicable vesting date. As of April 1, 2020, 50% of the shares of restricted common stock had become vested.  The remaining shares of restricted common stock will vest in equal installments on August 28, 2020 and February 28, 2021, subject to Mr. Tolmachev’s continuing employment through the applicable vesting date. See “—Additional Narrative Disclosure—Employment, Severance or Change of Control Agreements” below for more information.

Separation and Release Agreements

On August 24, 2018, in connection with our entry into the merger agreement providing for our business combination transaction with Blue Ridge, we entered into separation and release agreements with Messrs. Hulburt and DeNezza.  Pursuant to these separation and release agreements, Messrs. Hulburt and DeNezza resigned as directors, officers and employees of the Company and its subsidiaries effective as of the date of consummation of our business combination transaction with Blue Ridge on February 28, 2019.  See “—Additional Narrative Disclosure—Separation and Release Agreements” below for a description of the benefits paid or provided to Messrs. Hulburt and DeNezza under their respective separation and release agreements.

Long-Term Incentive Plan

During 2019, the Compensation Committee granted restricted stock unit awards and performance unit awards to our current named executive officers as part of the Company’s long-term incentive plan. These awards were granted under the Company’s 2019 Long-Term Incentive Plan that was adopted by the stockholders of the Company at the Company’s 2019 annual meeting of stockholders.  The following table sets forth the awards granted to our current named executive officers.

Name	Restricted Stock Units (# of units)	Performance Units (# of units)
John K. Reinhart	90,000	90,000
Michael L. Hodges	40,000	40,000
Oleg E. Tolmachev	39,000	39,000

The restricted stock unit awards were granted on June 18, 2019. Each unit represents the right to receive one share of our common stock, on and subject to the terms and conditions of the award agreement. The units vest in three equal installments on June 18, 2020, June 18, 2021 and June 18, 2022, provided the named executive officer is continuously employed through the applicable vesting date and subject to accelerated vesting (i) under certain circumstances in the event of a change in control of the Company or (ii) upon the death, disability or “involuntary termination” (as defined in the award agreement) of the named executive officer.

The performance unit awards were also granted on June 18, 2019. Each unit represents the right to receive one share of our common stock, on and subject to the terms and conditions of the award agreement. The named executive officer’s right to receive common stock in respect of the performance units is generally contingent upon (i) the achievement of the performance objective with respect to the performance units and (ii) the named executive officer’s continued employment through the end of the performance period applicable to the performance units. The performance objective is based on “total shareholder return” (as defined in the award agreement) over the performance period. The performance period is June 13, 2019 through December 31, 2021 Achievement with respect to the performance objective is determined based on the Company’s relative ranking with regard to total shareholder return as compared to total shareholder return of the Company’s peer companies identified in the award agreement. The payout percentage of the performance units ranges from 0% to 150% of the number of performance units granted, based on the Company’s total shareholder return for the performance period as compared to the total shareholder return of the peer companies for the performance period. Payout of earned performance units will be made following the completion of the performance period, subject to earlier payout (and corresponding adjustment of the number of earned units) (i) under certain circumstances in the event of a change in control of the Company or (ii) upon the death, disability or “involuntary termination” (as defined in the award agreement) of the named executive officer.

The number of restricted stock units and performance units granted to our named executive officers on June 18, 2019 was determined by dividing the dollar value of the awards approved by our Compensation Committee for each named executive officer by a price of $15.00 per share of our common stock.  Use of this price resulted in fewer restricted stock units and performance units being granted to our named executive officers than if the actual closing price of our common stock on the NYSE on the date of grant had been used for such determination.  The actual closing price of our common stock on the NYSE on the date of grant was $6.78 per share.

Pursuant to the separation and release agreements we entered into with Messrs. Hulburt and DeNezza, all unvested restricted stock unit awards and a portion of the unvested performance unit awards held by Messrs. Hulburt and DeNezza were automatically vested on February 28, 2019.  See “—Additional Narrative Disclosure—Separation and Release Agreements” for more information

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2019.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($), (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#), (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($), (2)
John K. Reinhart	90,000(1)	714,600	90,000	714,600
Michael L. Hodges	40,000(1)	317,600	40,000	317,600
Oleg E. Tolmachev	39,000(1)	309,660	39,000	309,660
Oleg E. Tolmachev	26,719(4)	212,149	—	—
Benjamin W. Hulburt(5)	—	—	—	—
Matthew R. DeNezza(5)	—	—	—	—

(1)

Represents restricted stock units that were granted on June 18, 2019 and vest in three equal installments on June 18, 2020, June 18, 2021 and June 18, 2022, provided the named executive officer is continuously employed through the applicable vesting date and subject to accelerated vesting (i) under certain circumstances in the event of a change in control of the Company or (ii) upon the death, disability or “involuntary termination” (as defined in the award agreement) of the named executive officer. See “—Long-Term Incentive Plan” for more information.

(2)

Amounts disclosed in this column were calculated by multiplying the number of outstanding units or shares held by each of the named executive officers on December 31, 2019 by the closing price of our common stock on the NYSE on December 31, 2019, which was $7.94 per share.

(3)

Represents performance units that were granted on June 18, 2019.   Payout in respect of the performance units is generally contingent upon (i) the achievement of the performance objective with respect to the performance units and (ii) the named executive officer’s continued employment through the end of the performance period applicable to the performance units. The payout percentage of the performance units ranges from 0% to 150% of the number of performance units granted, based on the Company’s total shareholder return for the performance period as compared to the total shareholder return of the peer companies for the performance period. Payout of earned performance units will be made following the completion of the performance period, subject to earlier payout (and corresponding adjustment of the number of earned units) (i) under certain circumstances in the event of a change in control of the Company or (ii) upon the death, disability or “involuntary termination” (as defined in the award agreement) of the named executive officer. See “—Long-Term Incentive Plan” for more information.

(4)

Represents the remaining unvested shares of restricted common stock granted to Mr. Tolmachev pursuant to the terms of a retention bonus agreement entered into on February 28, 2019.  These remaining unvested shares of restricted common stock vest in two equal installments on August 28, 2020 and February 28, 2021. See “—Employment and Retention Agreements” for more information.

(5)

Pursuant to the separation and release agreements we entered into with Messrs. Hulburt and DeNezza in connection with our business combination transaction with Blue Ridge, all unvested restricted stock units and a portion of the unvested performance units held by Messrs. Hulburt and DeNezza were automatically vested on February 28, 2019.  See “—Additional Narrative Disclosure—Separation and Release Agreements” for more information.

Equity Compensation Plan Information

The following table provides information about our common stock subject to our 2019 Long-Term Incentive Plan as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	848,957(2)	—	1,745,809(3)
Equity compensation plans not approved by security holders	—	—	—
Total	848,957(2)	—	1,745,809(3)

(1)	Represents our 2019 Long-Term Incentive Plan. The total number of shares authorized for issuance under our 2019 Long-Term Incentive Plan is 2,650,000.
(2)	Of this total, 410,586 were restricted stock units, 391,709 were performance units (assuming performance at the maximum level) and 46,662 were shares of restricted common stock.
(3)

The awards under our 2019 Long-Term Incentive Plan may be granted in the form of bonus stock, restricted stock, restricted stock units, options, stock appreciation rights, performance awards, annual incentive awards and other stock-based awards.

Effective upon the adoption of our 2019 Long-Term Incentive Plan at our 2019 annual meeting of stockholders, our 2014 Long-Term Incentive Plan, as amended (the “2014 Plan”), was terminated and no additional awards have been or will be granted under that plan.  Awards outstanding under the 2014 Plan on the date our 2019 Long-Term Incentive Plan was adopted remain in full force and effect under the 2014 Plan according to their respective awards.  The 2014 Plan was approved by our stockholders.  As of December 31, 2019, 167,938 shares remain to be issued with respect to awards outstanding under the 2014 Plan consisting of 26,447 restricted stock units, 88,683 performance units (assuming performance at the maximum level) and 52,808 shares of restricted common stock.  A total of 1,666,667 shares were authorized for issuance under the 2014 Plan.

Additional Narrative Disclosure

Retirement Benefits

We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended, under which employees are allowed to contribute portions of their compensation to a tax-qualified retirement account. Under our 401(k) plan, we provide matching contributions equal to 100% of the first 6% of employees’ eligible compensation contributed to the plan.

Employment, Severance or Change of Control Agreements

As disclosed above under “Narrative Disclosure to Summary Compensation Table—Employment and Retention Agreements,” effective as of March 1, 2019, we entered into executive employment agreements with Messrs. Reinhart, Hodges and Tolmachev. The employment agreements provide each executive with certain severance benefits upon termination of employment. If the executive’s employment is terminated by us without “Cause” or by the executive for “Good Reason” (as such terms are defined in the employment agreements), then, subject to the execution and delivery and non-revocation of a release:

•

(A) if the executive’s employment terminates prior to a “Change of Control” (as such term is defined in the employment agreements) or after the date that is 12 months after a Change of Control, then we will pay the executive an amount equal to 2.5 times (in the case of Mr. Reinhart) and 1.75 times (in the case of Messrs. Hodges or Tolmachev) the sum of (i) the executive’s annual base salary as of the termination date and (ii) an amount equal to the executive’s target annual bonus for the fiscal year that includes the termination date; or

(B) if the executive’s employment terminates on the date of a Change of Control or within 12 months after a Change of Control, then the Company will pay the executive an amount equal to 3.0 times (in the case of Mr. Reinhart) and 2.0 times (in the case of Messrs. Hodges or Tolmachev) the sum of (i) the executive’s annual base salary as of the termination date and (ii) an amount equal to the executive’s target annual bonus for the fiscal year that includes the termination date;

•

we will reimburse the executive for any amounts necessary to continue the health care coverage under our group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the executive and his qualified dependents for a period of up to 18 months following the termination date; and

•	we will pay the executive a prorated annual bonus for the year of termination.

If the executive’s employment is terminated upon the executive’s death or “Disability” (as such term is defined in the employment agreements), then, subject to the execution and delivery and non-revocation of a release, we will make a lump sum payment to the executive equal to one times the executive’s annual base salary as of the termination date and will reimburse the executive, his spouse or his eligible dependents, as applicable, for any amounts necessary to continue health care coverage in accordance with the requirements of COBRA for the executive and his qualified dependents for a period of up to 18 months following the termination date.

As disclosed above under “Narrative Disclosure to Summary Compensation Table—Employment and Retention Agreements,” we entered into a retention bonus agreement with Mr. Tolmachev on February 28, 2019, pursuant to which we provided Mr. Tolmachev a retention bonus totaling $1,339,770, paid 30% in cash and 70% in the form of an award of our restricted common stock under our 2014 Long-Term Incentive Plan, as amended. Pursuant to the terms of the retention bonus agreement, if (i) Mr. Tolmachev resigns from employment with us, for any reason, prior to the last day of the retention period or (ii) we terminate Mr. Tolmachev’s employment with us for “Cause” (as such term is defined in Mr. Tolmachev’s employment agreement) prior to the last day of the retention period, Mr. Tolmachev must repay to us the cash portion of his retention bonus in a pro-rata amount reflecting the number of days he was employed by us during the retention period.

As disclosed above under “Narrative Disclosure to Summary Compensation Table—Employment and Retention Agreements,” we entered into a restricted stock award agreement with Mr. Tolmachev to memorialize the equity portion of his retention bonus. Pursuant to the terms of the restricted stock award agreement, upon a “Change of Control” (as such term is defined in our 2014 Long-Term Incentive Plan, as amended) or upon Mr. Tolmachev’s death, all then outstanding and unvested shares of restricted common stock subject to the agreement will immediately and fully vest. If Mr. Tolmachev’s employment with us and our subsidiaries terminates for any reason (other than by reason of Mr. Tolmachev’s death), all then outstanding and unvested shares of restricted common stock subject to the agreement will be immediately forfeited by Mr. Tolmachev.

Separation and Release Agreements

On August 24, 2018, in connection with our entry into the merger agreement with Blue Ridge, we entered into separation and release agreements with Messrs. Hulburt and DeNezza.  The separation and release agreements provided for the following (all unit counts are described on a pre-reverse stock split basis):

•

Separation and Release Agreement with Benjamin W. Hulburt, former Chairman, President and Chief Executive Officer. Pursuant to the separation and release agreement, Mr. Hulburt agreed that his employment would terminate on the closing of the business combination transaction with Blue Ridge, and agreed (upon such closing) to resign from the Board.  Under the agreement, Mr. Hulburt received, among other things, (i) accrued benefits, including unpaid but earned base salary through his separation date, benefits or compensation due to him under our benefits plans, unreimbursed business expenses and continuing indemnification rights; (ii) a cash severance payment of $3,672,000, which was equal to three times the sum of his base salary as of the separation date and his 2018 target bonus; (iii) $612,000, representing his bonus for 2018 (equal to his 2018 target bonus amount); (iv) $98,926, representing a pro rata target annual bonus (based on his 2018 target bonus amount) equal to the product of $612,000 and the percentage of days that elapsed in the 2019 calendar year through his separation date; (v) the accelerated vesting of 1,224,021 outstanding and unvested performance units (on a pre-reverse stock split basis), with his remaining outstanding and unvested performance units being forfeited and cancelled; (vi) the accelerated vesting of 970,081 outstanding and unvested restricted stock units (on a pre-reverse stock split basis); (vii) a cash payment of $27,514, representing the value of accrued but unused paid time off (without regard to any annual accrual limits); and (viii) if Mr. Hulburt elects coverage under our group health plans under COBRA, reimbursement for the monthly premiums for such coverage for a period of up to 18 months. With the exception of the accrued benefits, our obligation to make the payments described above was conditioned upon Mr. Hulburt’s signing and non-revocation of a release of claims and compliance with certain restrictive covenants contained in his employment agreement and in the separation and release agreement.  The severance payments and benefits under the separation and release agreement were received in lieu of the payments and benefits that would have been received under Mr. Hulburt’s employment agreement for termination without cause.

•

Separation and Release Agreement with Matthew R. DeNezza, former Executive Vice President and Chief Financial Officer. Pursuant to the separation and release agreement, as amended, Mr. DeNezza agreed that his employment would terminate on the closing of the business combination transaction with Blue Ridge. Under the agreement, Mr. DeNezza received, among other things, (i) accrued benefits, including unpaid but earned base salary through his separation date, benefits or compensation due to him under our benefits plans, unreimbursed business expenses and continuing indemnification rights; (ii) a cash severance payment of $1,441,668, which was equal to two times the sum of his base salary as of the separation date and his 2018 target bonus; (iii) $331,194, representing his bonus for 2018 (equal to his 2018 target bonus amount); (iv) $53,545, representing a pro rata target annual bonus (based on his 2018 target bonus amount) equal to the product of $331,194 and the percentage of days that elapsed in the 2019 calendar year through his separation date; (v) the accelerated vesting of 593,282 outstanding and unvested performance units (on a pre-reverse stock split basis), with his remaining outstanding and unvested performance units being forfeited and cancelled; (vi) the accelerated vesting of 486,684 outstanding and unvested restricted stock units (on a pre-reverse stock split basis); (vii) a cash payment of $48,426, representing the value of accrued but unused paid time off (without regard to any annual accrual limits); and (viii) if Mr. DeNezza elects coverage under our group health plans under COBRA, reimbursement for the monthly premiums for such coverage for a period of up to 18 months. With the exception of the accrued benefits, our obligation to make the payments described above was conditioned upon Mr. DeNezza’s signing and non-revocation of a release of claims and compliance with certain restrictive covenants contained in his employment agreement and in the separation and release agreement.  The severance payments and benefits under the separation and release agreement were received in lieu of the payments and benefits that would have been received under Mr. DeNezza’s employment agreement for termination without cause.

Compensation of Directors

Non-Employee Director Compensation Policy

The Compensation Committee periodically reviews the compensation levels and practices for our non-employee directors.  Upon the recommendation of the Compensation Committee, the Board implemented a new Non-Employee Director Compensation Policy effective as of February 28, 2019, the date of consummation of our business combination transaction with Blue Ridge.  Under the policy, the Company pays each non-employee director an annual retainer in the amount of $75,000 as compensation for the director’s service on the Board.  The Company also pays the non-employee director serving as the Chairman of the Audit Committee an additional annual retainer of $25,000, pays the non-employee director serving as the Chairman of the Compensation Committee an additional annual retainer of $20,000 and pays the non-employee director serving as the Chairman of the Nominating and Governance Committee an additional annual retainer of $20,000 as compensation for the directors’ services as Chairmen of these Committees.  Additionally, the Company pays the non-employee director serving as the Chairman of the Board an additional annual retainer of $50,000 for that director’s services in such role.

A non-employee director may elect, subject to the requirements of the policy, to receive payment of his or her annual retainer(s) in shares of our common stock (subject to availability under our 2019 Long-Term Incentive Plan) based on the closing price of our common stock on the NYSE on the date cash would otherwise be payable.  Otherwise, the annual retainers are payable in cash.  Shares of common stock issued in respect of a non-employee director’s annual retainer(s) are not subject to any vesting period.  In addition, each non-employee director elected or re-elected as a director at an annual meeting of stockholders will be granted an award of restricted common stock (with a one-year vesting period) with an aggregate value of $100,000 (subject to availability under our 2019 Long-Term Incentive Plan) based on the closing price of our common stock on the NYSE on the date of grant.  For the annual equity grant awarded in respect of our 2019 annual meeting of stockholders, however, the Board modified the policy so that the number of shares of restricted common stock granted to each of our non-employee directors was determined by dividing $100,000 by a price of $15.00 per share.  This modification resulted in fewer shares of restricted common stock being granted to our non-employee directors than if the actual closing price of our common stock on the NYSE on the date of our 2019 annual meeting of stockholders had been used for such determination.  The actual closing price of our common stock on the NYSE on such date was $6.40 per share.  Use of a price of $15.00 per share to determine the number of shares of restricted common stock granted was consistent with the methodology used to calculate the number of restricted stock units and performance units granted to our named executive officers on June 18, 2019.

Each director is also reimbursed for his reasonable out-of-pocket expenses associated with the attendance of meetings and activities of our Board or its committees.

Prior to April 1, 2019, our non-employee directors who are affiliated with EnCap Investments L.P. (i.e., Messrs. Burroughs, Phillips, Swanson and Zorich) had elected to forego any compensation for service on our Board.  Effective April 1, 2019, such non-employee directors elected to receive their annual retainer(s) for 2019 in shares of our common stock in lieu of cash.

For 2020, all of our non-employee directors have elected to receive their annual retainer(s) in cash, except for Mr. Don Dimitrievich, who has elected to forgo any compensation for his service on the Board.

The annual retainer(s) payable to the non-employee directors under the prior non-employee director compensation policy, which was effective during January and February 2019, were substantially similar.

John K. Reinhart is a member of our Board but is a Company employee and, as such, he received no additional compensation during 2019 for his service on our Board.

On June 18, 2019, we awarded 6,666 shares of restricted common stock under our 2019 Long-Term Incentive Plan to each of our non-employee directors (other than Mr. Don Dimitrievich), representing such director’s annual equity grant for 2019.  Mr. Dimitrievich had elected to forgo any compensation for his service on the Board and therefore did not receive an annual equity grant for 2019.  The shares of restricted stock subject to such grants are scheduled to vest in full on June 18, 2020, which is the first anniversary date of the grant.

Director Compensation Table

The following table summarizes the compensation earned by our non-employee directors in 2019. Mr. Reinhart, our President and Chief Executive Officer, did not receive any compensation for his service as a director during 2019. Please refer to the Summary Compensation Table above for the compensation received by Mr. Reinhart for his service as an executive officer during 2019.

Name	Fees Earned(1) ($)	Stock Awards(2) ($)	Total ($)
Randall M. Albert	76,667	45,195	121,862
Mark E. Burroughs, Jr.	71,250	45,195	116,445
Eugene I. Davis	79,167	45,195	124,362
Don Dimitrievich(3)	—	—	—
Michael C. Jennings(4)	104,167	—	104,167
Richard D. Paterson	97,500	45,195	142,695
D. Martin Phillips	56,250	45,195	101,445
Douglas E. Swanson, Jr.	56,250	45,195	101,445
Robert L. Zorich	56,250	45,195	101,445

(1)

Represents the annual retainer(s) paid to each of our non-employee directors under our Non-Employee Director Compensation Policy for 2019.  Messrs. Burroughs, Phillips, Swanson and Zorich received their 2019 annual retainer(s) in shares of our common stock in lieu of cash.  All other annual retainer(s) were paid in cash.

(2)

For the annual equity grant awarded in respect of our 2019 annual meeting of stockholders, the number of shares of restricted common stock granted to our non-employee directors was determined based on a price of $15.00 per share, which resulted in fewer shares of restricted common stock being granted to our non-employee directors than if the actual closing price of our common stock on the NYSE on the date of our 2019 annual meeting of stockholders had been used for such determination.  The actual closing price of our common stock on the NYSE on such date was $6.40.  The actual grant date of the award of shares of restricted common stock to our non-employee directors was June 18, 2019 and the closing price of our common stock on the NYSE on such date was $6.78.

(3)	Mr. Dimitrievich had elected to forgo any compensation for his service on the Board for 2019.
(4)	Mr. Jennings resigned from the Board effective December 13, 2019. Accordingly, Mr. Jennings forfeited his annual equity grant for 2019.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

The Board has determined that the Nominating and Governance Committee is best suited to review and approve or ratify transactions with related persons, in accordance with our written policy governing related party transactions. A “related party transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries, on the one hand, and either (i) a related person, (ii) a person that was a related person less than 12 months prior to the transaction, arrangement or relationship or (iii) an entity in which a related person has a direct or indirect material interest, on the other hand, are participants, and in which the amount involved exceeds $120,000. A “related person” means any of our directors or executive officers, any nominee to our Board, any beneficial owner of more than five percent of our common stock, any of the foregoing person’s immediate family members and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership. Pursuant to this policy, the Nominating and Governance Committee reviews all material facts of all related party transactions, including the terms of the transaction and the nature of the related person’s interest in the transaction.

Related Person Transactions

Flight Charter Services

During 2018, we incurred approximately $600,000 related to flight charter services provided by BWH Air, LLC and BWH Air II, LLC, which are owned by our former Chairman, President and Chief Executive Officer. We incurred less than $100,000 for these services for the year ended December 31, 2019.  The fees were paid in accordance with a standard service contract that did not obligate us to any minimum terms.  We are no longer utilizing any flight charter services under this arrangement.

Flat Castle Acquisition

On January 18, 2018, Eclipse Resources-PA, LP, a wholly owned subsidiary of the Company, completed its acquisition of certain oil and gas leases, wells and other oil and gas rights and interests covering approximately 44,500 net acres located in the counties of Tioga and Potter in the Commonwealth of Pennsylvania (such transaction, the “Flat Castle Acquisition”) from Travis Peak Resources, LLC (“Travis Peak”).  The aggregate adjusted purchase price for the Flat Castle Acquisition was $92.2 million, which was paid entirely in shares of the Company’s common stock.

Travis Peak is an affiliate of EnCap Investments L.P. EnCap Investments L.P. has representatives on the Board. The Flat Castle Acquisition was approved by a Special Committee of our Board, which committee consisted solely of independent and disinterested directors.

ITEM TWO: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY” VOTE)

Section 14A of the Exchange Act and related SEC rules require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. We must provide this opportunity to our stockholders at least once every three years.

Our Board is requesting your advisory approval of the compensation of our named executive officers for the fiscal year ended December 31, 2019, as disclosed in the “Executive Compensation and Other Information” section of this Proxy Statement, including the compensation tables and the narrative discussion.  This non-binding advisory vote is commonly referred to as a “say-on-pay” vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive compensation and benefits package that reflects executive performance, job complexity and strategic value of the position, which it believes also includes retention incentives, performance incentives and alignment with the interests of our stockholders.  Our executive compensation program further aims to balance long-term performance with short-term performance.

The vote on this proposal is advisory, which means that the vote will not be binding on the Company, the Board or any committee of the Board, including the Compensation Committee.  However, the Board and the Compensation Committee value our stockholders’ opinions and the Compensation Committee will consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program and in establishing our named executive officer compensation.  In view of the foregoing, our stockholders will vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers of the Company as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders in accordance with the SEC’s compensation disclosure rules.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NON-BINDING, ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

ITEM THREE: ADVISORY VOTE ON HOW FREQUENTLY STOCKHOLDERS WILL BE PROVIDED A “SAY-ON-PAY” VOTE

Our Board is requesting, in accordance with Section 14A of the Exchange Act and related SEC rules, your non-binding, advisory vote on how often you wish the Company to include a “Say-on-Pay” proposal in our proxy materials.  Although the outcome of this proposal will not be binding, the Board values the opinions of our stockholders and intends to carefully consider the stockholders’ votes in determining the frequency to hold “Say-on-Pay” non-binding, advisory votes. As a stockholder, you have the choice to vote for one of the following choices to hold the “Say-on-Pay” vote on named executive officer compensation: (1) every year; (2) every two years; (3) every three years; or (4) to abstain from voting.

The Board believes that holding an annual “Say-on-Pay” vote is the most appropriate option for the Company because it will allow our stockholders to provide us with their input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement on a timely basis. The Board therefore recommends stockholders vote “every year” with respect to this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF “ONE YEAR” ON THE FREQUENCY TO HOLD “SAY-ON-PAY” VOTES.

ITEM FOUR: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. Grant Thornton LLP has audited the Company’s and its predecessor’s financial statements since 2011. The audit of the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2019 was completed by Grant Thornton LLP on March 10, 2020.

The Board is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as the Company’s independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2020.

AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s primary purpose is to assist the Board in overseeing: (i) the Company’s accounting and financial reporting processes and the integrity of its financial statements; (ii) the audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s independent auditors; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the performance of the Company’s internal audit function, internal accounting controls, disclosure controls and procedures and internal control over financial reporting; and (v) the Company’s compliance with ethical standards adopted by the Company.  The specific duties of the Audit Committee include the duty to: (a) oversee the appointment, compensation, retention, termination, evaluation and oversight of the work of the independent registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company; (b) preapprove all audit, review, attest and permissible non-audit services (including any permissible internal control-related services) to be provided to the Company or its subsidiaries by the independent auditors; (c) annually review the qualifications and independence of the independent registered public accounting firm’s senior personnel that are providing services to the Company; (d) review with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements, earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies; (e) oversee the Company’s internal audit; (f) review with management the Company’s major financial risk exposures; (g) prepare the report of the Audit Committee for inclusion in the Company’s proxy statement; and (h) annually review and reassess its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2019 be included in the Form 10-K, which was filed with the SEC on March 10, 2020. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company’s management and independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that (i) the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company’s financial statements are presented in accordance with generally accepted accounting principles, or (iii) Grant Thornton LLP is in fact independent.

Members of the Audit Committee:

Richard D. Paterson (Chairman)

Randall M. Albert

Don Dimitrievich

Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the last two fiscal years to the Company:

	For the Fiscal Years Ended December 31,
	2018	2019
Audit Fees(1):
Audit and Quarterly Reviews	$691,516	$1,015,678
Other Filings	87,070	25,000
Subtotal	778,586	1,040,678
Audit Related Fees(2)	—	—
Tax Fees(3)	102,000	128,200
All Other Fees	—	—
Total	$880,586	$1,168,878

(1)

Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.  Starting in 2019, the audit fees include the audit of our internal control over financial reporting.

(2)

This category would include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.  No such fees were incurred during 2018 or 2019.

(3)	Includes fees associated with tax compliance, tax advice, and tax planning.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Grant Thornton LLP’s independence and has concluded that it is consistent.

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the NYSE or the SEC that are approved by the Audit Committee).

ITEM FIVE: OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote the proxy in their discretion as they may deem appropriate, unless the proxy directs otherwise.

ADDITIONAL INFORMATION

Stockholder Proposals; Director Nominations

Any stockholder desiring to present a stockholder proposal at the Company’s 2021 Annual Meeting of Stockholders and to have the proposal included in the Company’s related proxy statement must send the proposal to Paul M. Johnston, Executive Vice President, General Counsel and Corporate Secretary, at our principal executive offices, 122 West John Carpenter Freeway, Suite 300, Irving, Texas 75039, so that it is received no later than January 5, 2021. All such proposals should comply with SEC rules and regulations.  The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, in accordance with our Bylaws, any stockholder entitled to vote at the Company’s 2021 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company’s proxy materials as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2021 Annual Meeting of Stockholders and/or nominate persons to serve on the Board at the 2021 Annual Meeting of Stockholders only if written notice of such stockholder’s intent is given in accordance with the requirements of our Bylaws. Such proposal must be submitted in writing at the address shown above, so that it is received between February 19, 2021 and March 21, 2021 (assuming the date of the 2021 Annual Meeting of Stockholders is not more than 30 days before nor more than 60 days after the first anniversary of the 2020 Annual Meeting of Stockholders).

Proxy Materials, Annual Report and Other Information

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 19, 2020:

THE NOTICE OF AVAILABILITY WILL BE SENT TO STOCKHOLDERS ON OR ABOUT MAY 4, 2020. A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY AND THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 AND THE ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT IR.MONTAGERESOURCES.COM UNDER THE “ANNUAL REPORTS AND PROXY STATEMENTS” SECTION OF THE “FINANCIAL INFORMATION” TAB.

  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 18, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 18, 2020. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. MONTAGE RESOURCES CORPORATION  122 W. JOHN CARPENTER FWY, SUITE 300  IRVING, TX 75039 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D15571-P39698 KEEP THIS PORTION FOR YOUR RECORDS Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date The Board of Directors recommends you vote 1 YEAR on the following proposal:  The Board of Directors recommends you vote FOR the following proposal:  NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof, in the discretion of the proxy holder. 4. To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. 3. Advisory approval of the frequency of future advisory votes on named executive officer compensation. Abstain  Against  For Abstain  Against  For 2 Years  3 Years  1 Year  Abstain   2. Advisory approval of the Company's 2019 named executive officer compensation.   The Board of Directors recommends you vote FOR the following proposal:   1. Election of Directors   Nominees:  01) Randall M. Albert  02) Mark E. Burroughs, Jr.  03) Don Dimitrievich  04) Richard D. Paterson  05) D. Martin Phillips  06) John K. Reinhart  07) Douglas E. Swanson, Jr.  To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.  MONTAGE RESOURCES CORPORATION  The Board of Directors recommends you vote FOR the following:  Withhold All  For All  For All Except

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2020 Annual Meeting, Annual Report and Proxy Statement are available at www.proxyvote.com.  D15572-P39698  MONTAGE RESOURCES CORPORATION  Annual Meeting of Shareholders  June 19, 2020 10:00 AM CDT  This proxy is solicited by the Board of Directors  The shareholder(s) hereby appoint(s) John K. Reinhart and Paul M. Johnston, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MONTAGE RESOURCES CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on June 19, 2020, at the principal executive offices of Montage Resources Corporation located at 122 West John Carpenter Freeway, 1st Floor Conference Center, Irving, Texas 75039, and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side